Exhibit 4.1

CONFORMED COPY

JOINDER AGREEMENT

          JOINDER AGREEMENT, dated as of March 18, 2005, entered into by THE SCOTTS MIRACLE-GRO COMPANY, an Ohio corporation (the “New Borrower”), relating to the Second Amended and Restated Credit Agreement, dated as of October 22, 2003 (as amended by the First Amendment, dated as of August 13, 2004, and the Second Amendment, dated as of November 5, 2004, the “Credit Agreement”) by and among The Scotts Company (the “Existing Borrower”), certain subsidiaries of the Existing Borrower from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Credit Agreement.

W I T N E S S E T H:

          WHEREAS, concurrently with the execution of this Joinder Agreement, the Existing Borrower will effect a corporate reorganization, as permitted by subsection 7.3(d) of the Credit Agreement;

          WHEREAS, pursuant to subsection 7.3(d)(i) of the Credit Agreement, the Existing Borrower has elected that the New Borrower will assume and agree to perform all covenants, agreements, rights, obligations and liabilities of the Existing Borrower under the Credit Agreement and the other Loan Documents;

          NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

          1. The New Borrower hereby acknowledges that it has received and reviewed a copy of the Credit Agreement and the other Loan Documents, and shall assume and agree to perform all covenants, agreements, rights, obligations and liabilities of the Existing Borrower under the Credit Agreement and the other Loan Documents from and after the date hereof.

          2. The New Borrower represents and warrants that the representations and warranties contained in Section 4 of the Credit Agreement as they relate to such New Borrower are true and correct on the date hereof.

          3. From and after the date hereof, all references in the Credit Agreement to the defined terms “Scotts” and “Borrower” shall refer to the New Borrower.

          4. The address, taxpayer identification number and jurisdiction of incorporation of the New Borrower is set forth in Annex I to this Joinder Agreement.

          5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

THE SCOTTS MIRACLE-GRO COMPANY
By:	/s/ James Hagedorn
	Name:	James Hagedorn
	Title:	Chairman, President and Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

THE SCOTTS COMPANY

By:	/s/ Edward R. Claggett

Name: Edward R. Claggett
Title: Vice President

JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent

By:	/s/ Randolph Cates

Name: Randolph Cates
Title: Vice President